CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, dated October 21, 2024, and included in this Pre-Effective Amendment No. 2 to this Registration Statement Form N-1A (File No. 333-280471) of BNY Mellon ETF Trust II (the “Registration Statement”).

We also consent to the use of our report dated October 9, 2024, with respect to the financial statement of BNY Mellon Dynamic Value ETF as of September 30, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

October 18, 2024